EXHIBIT 23.2

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1996 Stock Incentive Plan of Cortex Pharmaceuticals, Inc. of our report dated July 19, 2002, except for paragraph 5 of Footnote 1 and paragraph 3 of Footnote 6, for which the date is October 3, 2002, with respect to the financial statements of Cortex Pharmaceuticals, Inc. included in its Annual Report (Form 10-K) for the year ended June 30, 2002, filed with the Securities and Exchange Commission.

/s/    Ernst & Young LLP
ERNST & YOUNG LLP

San Diego, California
December 18, 2002